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                                                                    EXHIBIT 99.1


GREYSTONE RAISES $5 MILLION IN PRIVATE PLACEMENT

SAN DIEGO - May. 22, 2000 -- GreyStone Digital Technology Inc. (OTC BB: GSTN), today announced it has raised $5 million in a private placement of preferred stock through a group of private investors. The company said that details of the terms and conditions of the placement will be disclosed in the Form 8-K to be filed with the Securities and Exchange Commission.

 "This first round of financing is for general corporate purposes," said Richard
A. Smith, GreyStone's chairman, president and chief executive officer. "It should facilitate development of our complete business plan with its e-commerce and entertainment components, expansion of research and development, and further support our acquisition strategy."

Based in San Diego, Calif., GreyStone Digital Technology's goal is to position itself as one of the world's leading providers of applications of advanced digital technology that helps people solve problems, communicate, and improve their lives, businesses, products, and services. The company has a long history of providing powerful software and systems for defense and entertainment customers. Its products and services address a growing demand from military, entertainment, law enforcement, and other major markets such as education, wireless communications, the Internet, e-commerce, and e-services for improved ways to access and use digital information.

More information is available on the company's website at http://www.gstone.com.

This news release contains statements that are not purely historical, and as such are forward-looking statements under the federal securities laws. These include forward-looking statements regarding management's intentions, plans, hopes, beliefs, expectations or projections of the future. These forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the company's products and services; additional financing requirements; the impact of competitive products or pricing; technological changes; the effect of economic conditions; the ability to successfully commercialize the company's entertainment products; the company's dependence on key engineering, technical, and other personnel skilled in government contracting; the ability of the government to terminate contracts and subcontracts at any time; and other risks and uncertainties detailed from time to time in the company's reports filed with the Securities and Exchange Commission. One or more of these factors could affect the company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this news release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the company, or any other person, that the objectives and plans of the company will be achieved. All forward-looking statements made in this news release are based on information presently available to management, and the company assumes no obligation to update any forward-looking statements.

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